UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: January 15, 2013
(Date of earliest event reported)

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220 Oak Brook, IL 60523
(Address of principal executive offices)

Registrant's telephone number including area code: (847) 455-7111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities.

On January 15, 2013, the Board of Directors of A. M. Castle & Co. (the "Company") approved restructuring actions for its metal business designed to reduce costs and improve operating performance.  The actions include organizational restructuring, warehouse realignments and performance improvement programs, and are expected to result in a reduction in the Company’s workforce by 10 percent.  The Company expects to complete the restructuring actions in the first half of 2013. When completed, the restructuring actions are expected to result in annual ongoing operating profit improvement of $33 million.  The Company expects to recognize approximately $10 million of operating profit improvement in 2013, after giving effect to the restructuring charge described below.

Based on current information, the Company expects the total pre-tax charge associated with the restructuring actions to be approximately $10 million, primarily cash, which would be incurred in the first half of 2013.  Of this amount, approximately $3.5 million is attributable to employee severance and other employment related benefits, $2.5 million is attributable to lease termination costs, $1.6 million is attributable to moving costs in conjunction with the warehouse realignments and $2.4 million relates to other costs.  The Company may identify additional opportunities as it implements the restructuring actions that could require as yet unidentified charges. In addition, the Company expects to incur capital expenditures of approximately $1.4 million in 2013 that are directly associated with the restructuring actions.

The restructuring actions are detailed in the Company’s January 16, 2013 press release, a copy of which is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2013, and is incorporated by reference herein.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2013, the Board of Directors of the Company elected Blain A. Tiffany to the newly-created position of Chief Commercial Officer, effective January 16, 2013.  Mr. Tiffany had been serving as Vice President of the Company and President of the Company’s Castle Metals commercial unit.  In recognition of Mr. Tiffany’s election as Chief Commercial Officer and expanded responsibilities, his compensation program was adjusted as follows:  (i) his annual base salary was increased from $340,000 to $350,000; (ii) his target award under the Company’s Short Term Incentive Plan was increased from 60% to 65% of annual base salary, effective for the 2013 performance period, and (iii) his target award under the Company’s Long Term Compensation Plan was increased from 90% to 120% of annual base salary, effective for the performance period beginning 2013.  Additionally, Mr. Tiffany will be paid a one-time cash bonus of $20,000.

The foregoing description of the changes to Mr. Tiffany’s compensation program is qualified in its entirety by reference to the full text of his offer letter, which is filed as Exhibit 10.36 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
10.36	Offer of Chief Commercial Officer dated December 28, 2012, between A.M. Castle & Co. and Mr. Blain Tiffany.

Cautionary Statement on Risks Associated with Forward Looking Statements
Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements only speak as of the date of this release and the company assumes no obligation to update the information included in this release.  Such forward-looking statements include, but are not limited to, statements concerning our possible or assumed future results of operations, and our expectations and estimates relating to restructuring activities, including restructuring charges and timing of cash payments related thereto, and operational flexibility, savings, and efficiencies from such restructuring actions.  These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “will,” “plan,” or similar expressions.  These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions.  Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these risk factors, see the risk factors identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and quarterly reports for fiscal 2012.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.

January 22, 2013	By:	/s/ Scott F. Stephens
Scott F. Stephens
Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Page No.
10.36	Offer of Chief Commercial Officer dated December 28, 2012, between A.M. Castle & Co. and Mr. Blain Tiffany.	EX-1-